EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-108159 on Form S-2 of our report dated December 7, 2004 (December 15, 2004, as to Note 21), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company effecting a quasi-reorganization in September 2002), relating to the financial statements and financial statement schedule of Unified Western Grocers, Inc. appearing in the Annual Report on Form 10-K of Unified Western Grocers, Inc. for the year ended October 2, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

July 1, 2005